Exhibit 10.4

LEASE AGREEMENT

by and between

DaPuzzo Investment Group, LLC,
as Landlord

and

Encision, Inc.
as Tenant

6797 Winchester Circle
Boulder, Colorado

TABLE OF CONTENTS

1.	BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS
2.	GRANT OF LEASE
3.	RENT
4.	REIMBURSEMENT OF CERTAIN EXPENSES BY LANDLORD
5.	RENEWAL OPTION
6.	RIGHT OF FIRST OPTION
7.	PERMITTED USE AND OCCUPANCY
8.	COMMON AREAS
9.	UTILITIES, HVAC AND SECURITY
10.	REPAIRS
11.	ALTERATION AND IMPROVEMENTS
12.	LIENS
13.	INSURANCE
14.	DAMAGE OR DESTRUCTION
15.	WAIVERS AND INDEMNITIES
16.	CONDEMNATION
17.	ASSIGNMENT AND SUBLETTING
18.	PERSONAL PROPERTY
19.	END OF TERM
20.	ESTOPPEL CERTIFICATES
21.	TRANSFERS OF LANDLORD’S INTEREST
22.	RULES AND REGULATIONS
23.	TENANT’S DEFAULT AND LANDLORD’S REMEDIES
24.	LANDLORD’S DEFAULT AND TENANT’S REMEDIES
25.	SECURITY DEPOSIT
26.	BROKERS
27.	LIMITATIONS ON LANDLORD’S LIABILITY
28.	NOTICES
29.	FORCE MAJEURE

i

30.	MISCELLANEOUS

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the Date by and between the Landlord and Tenant, identified in Section 1.1 below.

1.                                      BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1                               Basic Lease Definitions.  In this Lease, the following defined terms have the meanings indicated:

(a)                                  “Date” means June 3, 2004.

(b)                                 “Landlord” means DaPuzzo Investment Group, LLC, a Colorado limited liability company.

(c)                                  “Tenant” means Encision, Inc., a Colorado corporation.

(d)                                 “Property” means Lot 8, Replat of Gunbarrel Technical Center, County of Boulder, State of Colorado, located at 6797 Winchester Circle, Boulder, Colorado.

(e)                                  “Premises” means the space in the Building known as Suites A and D and identified on Exhibit A to this Lease.  The Rentable Area of the Premises will be approximately 19,846 square feet and will be finally determined by Landlord’s architect upon completion of Landlord’s work per the Work Letter attached as Exhibit D.

(f)                                    “Building” means the building and other related improvements located on the Property.  Upon completion of Landlord’s work pursuant to the Work Letter attached as Exhibit D, the Building will contain approximately 35,870 square feet of Rentable Area and will be finally determined by Landlord’s architect upon completion of Landlord’s work.

(g)                                 “Permitted Use” means primarily research, development, and manufacturing of medical devices, general office uses and for no other use or purpose.

(h)                                 “Rentable Area” means the rentable area, measured in square feet, of any described space within the Building, as determined pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996.

(i)                                     “Commencement Date,” is defined in the Work Letter attached to this Lease as Exhibit D.

(j)                                     “Term” means the duration of this Lease, which will be approximately 60 months, beginning on the Commencement Date and ending on the Expiration Date, unless terminated earlier as provided in this Lease.  If Tenant exercises Tenant’s renewal option pursuant to Article 4, the Renewal Term shall be deemed part of the Term.

(k)                                  “Expiration Date” means (1) if the Commencement Date is the first day of a month, the five year anniversary of the day immediately before the Commencement Date; or (2) if the Commencement Date is not the first day of a month, the last day of the 60th month following the month in which the Commencement Date occurs.

(l)                                     “Base Rent” means the Rent payable in each Lease Year according to Section 3.1, as follows:

Lease Year	Base Rent Per Month

1/12 of the following:
1	$0.00 multiplied by the Rentable Area of the Premises
2	$7.00 multiplied by the Rentable Area of the Premises
3	$8.23 multiplied by the Rentable Area of the Premises
4	$8.52 multiplied by the Rentable Area of the Premises
5	$8.81 multiplied by the Rentable Area of the Premises

(m)                               “Tenant’s Share” means that percentage obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building.  Initially, Tenant’s Share is 55.328%.  Tenant’s Share shall be adjusted from time to time as made necessary by changes in the Rentable Area of the Premises or the Building pursuant to Section 1.1(e), 1.1(f), 8.1, 16.2.

(n)                                 “Security Deposit” means an amount equal to one and one-half month’s Base Rent for the second Lease Year, which Tenant shall pay to Landlord upon execution of this Lease.  The Security Deposit will be credited towards Tenant’s Base Rent due for the entire first month and part of the second month of the third Lease Year.

(o)                                 “Landlord’s Address” means:

DaPuzzo Investment Group

8467 Firethorn Court

Longmont, Colorado 80503

(p)                                 “Tenant’s Address” means:

before the Commencement Date:

Encision, Inc.

4828 Sterling Drive

Boulder, Colorado 80301

after the Commencement Date:

Encision, Inc.

6797 Winchester Circle

Boulder, Colorado 80301

(q)                                 “Broker” means The Colorado Group, Inc., acting as a transaction broker representing both Landlord and Tenant.  Landlord will pay Broker a commission in accordance with a separate listing agreement with Broker.

(r)                                    “Exhibits” means those exhibits listed in Section 30.16 below.

1.2                               Additional Definitions.  In addition to those terms defined in Section 1.1 and other sections of this Lease, the following defined terms when used in this Lease have the meanings indicated:

(a)                                  “ADA” means the American with Disabilities Act of 1990, as amended from time to time.

(b)                                 “Additional Rent” means all amounts required to be paid by Tenant pursuant to Section 3.2 of this Lease in addition to Base Rent.

(c)                                  “Affiliates” means, with respect to any party, any persons or entities that own or control, are owned or controlled by, or are under common ownership or control with, such party and such party’s and each of such other person’s or entity’s respective officers, directors, shareholders, partners, venturers, members, managers, agents and employees.  For purposes of this definition, a party is “owned” by anyone that owns more than 50% of the equity interests in such party and a party is “controlled” by anyone that owns sufficient voting interests to control the management decisions of such party.

(d)                                 “Common Areas” means all areas and facilities on the Property and within the Building that are provided and designated from time to time by Landlord for the general, nonexclusive use and convenience of Tenant and other tenants of the Building and their respective employees, invitees, licensees and other visitors, including, without limitation, certain lobbies, hallways, entry ways, loading areas, toilet facilities, elevator facilities, shafts, basements, driveways, parking areas, mechanical and electrical rooms, janitors’ and storage closets, stairways, lighting facilities, trash facilities, utility lines, sidewalks, covered walkways, terraces, loading areas, underground walkways, plazas, courts, retaining walls, access roads, truck serviceways and landscaped areas.

(e)                                  “Encumbrance” means any ground lease, first mortgage, or first deed of trust now or later encumbering the Building and all their renewals, modifications, supplements, consolidations, and replacements.

(f)                                    “Environmental Laws” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (including the so-called “Superfund” amendments thereto); the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §§ 1501, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136, et seq.; the Atomic Energy Act of 1954, 42 U.S.C. §§ 2014, et seq.; and any other applicable Laws governing or pertaining to any hazardous substances, hazardous wastes, chemicals or other materials, including, without limitation, asbestos, polychlorinated biphenyls, radon, petroleum products and any derivative.

(g)                                 “Hazardous Substance” means any substance, chemical or material declared to be, or regulated as, hazardous or toxic under any Environmental Law or the presence of which may give rise to liability under any Environmental Law.

(h)                                 “Laws” means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction over the Premises, including, without limitation, the ADA and Environmental Laws.

(i)                                     “Lease Year” means the one-year period (unless the Commencement Date is not the first day of a month, in which event the final “Lease Year” shall be a thirteen-month period) commencing on each anniversary of the first day of the month in which the Commencement Date occurred.

(j)                                     “Leasehold Improvements” is defined in the Work Letter attached to this Lease as Exhibit D.

(k)                                  “Lender” means the ground lessor of any ground lease, the mortgagee of any mortgage or the beneficiary of any deed of trust, that constitutes an Encumbrance.

(l)                                     “Operating Expenses” means, with respect to any given calendar year during the Term, all reasonable costs and expenses (expressed as a total amount and in dollars per square foot of the Rentable Area of the Building) of management, operation and maintenance of the Property and the Building, including the Common Areas, incurred by Landlord, including, without limitation, costs of cleaning, window washing, maintaining window coverings, landscaping, lighting, heating, air conditioning, and repaving parking areas; painting, repairing and replacing the Building or any portion of it to the extent that such painting, repairs, or replacements are considered non-capital expenses under generally accepted accounting principals (except to the extent proceeds of insurance or condemnation awards are actually received); removing snow and ice; trash removal; reasonable management fees (comparable to fees charged for similar buildings in the same general geographic area as the Building), providing seasonal holiday decorations; providing insurance as set forth in Section 13.1; wages, salaries and compensation of employees who are not above the level of building manager; consulting, accounting, legal (limited to legal costs associated with controlling Operating Expenses), janitorial, maintenance, guard, fire protection, fire hydrant and other services; power, water, waste disposal and other utilities; licenses and permit fees; the total amounts paid by Landlord in satisfaction of any assessments made by any owners’ association for the purpose of providing any services or benefits to the Property, the Premises or the Building generally; depreciation on personal property and equipment used in the operation or maintenance of the Building over the useful life of such personal property and equipment in accordance with the applicable depreciation schedules prescribed under the Internal Revenue Code and rent paid for leasing such equipment; real and personal property taxes and assessments (and any tax levied in whole or in part in lieu of or in addition to such property taxes) on the Building, the Property or Landlord’s personal property used in the operation or maintenance of the Building and the Property; and any other costs, charges and expenses which are regarded as a normal maintenance and operating expense of Landlord for the Building and the Property under generally accepted accounting principles; plus all reasonable costs (amortized over the useful life of the item) of any capital improvements which are made by Landlord to any portion of the Building and the Property related to the office space contained therein (A) for the purpose of reducing the costs described in this paragraph, to the extent of such reduction, or (B) after the date of this Lease and which are required under any governmental law or regulation that was not applicable to the Property or the Building or the subject portion of it at the time such capital improvements were constructed and which are not a result of the nature of Tenant’s use of the Premises (whether or not such law or regulation is applicable to the Building as a result of Landlord’s status under such law or regulation or

Landlord’s use, occupancy or alteration of any portion of the Building).  Notwithstanding the foregoing, Operating Expenses will not include the costs of capital improvements which are required to be made to the Premises by Landlord pursuant to Section 2.1 or to any other premises in the Building by the Landlord or the tenant thereof pursuant to the provisions of such tenant’s lease.  In addition, Operating Expenses will not include:  (1) depreciation on the Building or any portion of it; (2) costs of improvements made for tenants of the Building, including, without limitation, painting, redecorating and other similar work; (3) finder’s fees and real estate brokers’ commissions, including lease concessions and lease take-over obligations; (4) mortgage principal or interest; (5) capital items other than those referred to in clause (A) or (B) above; (6) costs arising out of Landlord’s provision of services and utilities to Tenant or other tenants of the Building outside regular business hours or in amounts exceeding those required for general office purposes for which Landlord receives direct reimbursement from Tenant or such other tenants; (7) repairs or other work (including rebuilding) occasioned by fire, windstorm or other casualty or by condemnation; (8) any costs that are separately charged to and payable by tenants or any other third parties or for which Landlord is compensated by insurance proceeds or warranties or otherwise reimbursed; (9) interest and penalties for late payment of taxes; (10) costs and expenses of enforcing leases against other tenants in the Building, including legal fees; (11) expenses resulting from any violation by Landlord of the terms of any lease of space in the Building or of any ground or underlying lease or any mortgage; (12) advertising and promotional expenses; and (13) repair and replacement resulting from inferior or deficient workmanship, material, or equipment in the initial construction of the Building; (14) federal, state or local income taxes and franchise taxes imposed on or measured by the income of Landlord from the operation of the Building; (15) costs incurred to repair or replace mechanical equipment or systems used in the Building to the extent such costs are reimbursed by any warranty on such equipment or systems; (16) Hazardous Substance remediation costs (provided such exclusion shall not affect Tenant’s obligations and liability under Section 7.1(b)); and (17) interest, principal, points and fees on debts or amortization on any Encumbrance. Those portions of the Operating Expenses that vary with occupancy of the Building will be adjusted to equal the amount of such Operating Expenses that Landlord reasonably believes would have been incurred if 100% of the Rentable Area of the Building were occupied; provided that such projections shall be consistently applied.

(m)                               “Prime Rate” means the rate of interest announced from time to time by The Chase Manhattan Bank, or any successor to it, as its prime rate.  If The Chase Manhattan Bank, or any successor to it, ceases to announce a prime rate, Landlord will designate a reasonably comparable financial institution for purposes of determining the Prime Rate.

(n)                                 “Rent” means the Base Rent, Additional Rent, and all other amounts required to be paid by Tenant under this Lease.

2.                                      GRANT OF LEASE.

2.1                               Demise.  Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term to be used for the Permitted Use.  Landlord will tender the Premises to Tenant in accordance with the Work Letter attached hereto as Exhibit D.

2.2                               Quiet Enjoyment.  Landlord covenants that during the Term Tenant will have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord will not disturb such possession except as expressly provided in this Lease.

3.                                      RENT.

3.1                               Base Rent.  Commencing on the Commencement Date and continuing throughout the Term, Tenant will pay Landlord Base Rent according to the following provisions.  Base Rent during each Lease Year (or portion of a Lease Year) will be payable in monthly installments in the amount specified for such Lease Year (or portion thereof) in Section 1.1(l), in advance, on or before the first day of each and every month during the Term.  If the Term commences on other than the first day of a month or ends on other than the last day of a month, Base Rent for such month will be appropriately prorated based on the number of days in such month.  Tenant covenants to pay all Rent when due to Landlord’s Address, or to such other place of which Landlord notifies Tenant in writing from time to time, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.  Tenant further agrees that the covenant to pay Rent is an independent covenant, not subject to abatement, offset, or deduction, except as may be provided in this Lease.

3.2                               Additional Rent.  Commencing on the Commencement Date and continuing for the duration of the Term, Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below, Tenant’s Share of Operating Expenses.

(a)                                  Estimated Payments.  Prior to or within 60 days after the beginning of each calendar year, Landlord will notify Tenant of Landlord’s estimate of Operating Expenses for such calendar year.  On or before the first day of each month during the Term, Tenant will pay to Landlord, in advance, 1/12 of Tenant’s Share of such estimated Operating Expenses; provided that until such notice is given with respect to the ensuing calendar year, Tenant will continue to pay on the basis of the prior calendar year’s estimate until the month after the month in which such notice is given.  Within thirty (30) days after Tenant’s receipt of Landlord’s new estimate, Tenant will pay to Landlord 1/12 of the difference between the new estimate and the prior year’s estimate for each month which has elapsed since the beginning of the current calendar year.  If at any time or times it appears to Landlord that Operating Expenses for the then-current calendar year will vary from Landlord’s estimate by more than 5%, Landlord may, by notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year will be based upon the revised estimate.  If Tenant’s share of Operating Expenses for any year are expected to be more than 105% of Tenant’s Share of Operating Expenses for the preceding year, Tenant may require Landlord (at no cost to Tenant) to obtain bids for all Operating Expenses which constitute 5% or more of the aggregate Operating Expenses (other than insurance) for which Landlord may reasonably be expected to be able to obtain bids.  Such bids will be from reputable providers of such services.  Landlord shall then reasonably select the providers of such services included within Operating Expenses based on the bid amount and the quality and experience of such provider, subject to Tenant’s right to review the bids with Landlord.

(b)                                 Annual Settlement.  As soon as practicable after the close of each calendar year, but in no event more than 90 days after the close of each calendar year, Landlord will deliver to Tenant its statement of actual Operating Expenses incurred for such calendar year.  If, on the basis of such statement, Tenant owes an amount that is less than the estimated payments previously made by Tenant for such calendar year, Landlord will either refund such excess amount to Tenant or credit such excess amount against the next Additional Rent payment(s), if any, due from Tenant to Landlord.  If, on the basis of such statement, Tenant owes an amount that is more than the estimated payments previously made by Tenant for such calendar year, Tenant will pay the deficiency to Landlord within 30 days after the delivery of such statement.  If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, Operating Expenses applicable to the calendar year in which such commencement or termination occurs will be prorated on the basis of the number of days within such calendar year that are within the Term.

(c)                                  Final Payment.  Tenant’s obligation to pay Tenant’s Share of Operating Expenses that accrue but are not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination.  As soon as practicable after the expiration or early termination of the Term, Landlord may submit an invoice to Tenant stating the amount, if any, by which actual Operating Expenses through the date of such expiration or early termination exceeded Tenant’s estimated payments for the calendar year in which such expiration or termination has occurred.  Tenant will pay Tenant’s Share of the amount of any such excess to Landlord within 30 days after the date of Landlord’s invoices.

(d)                                 Audit.  Tenant shall have the right at its own expense and at a reasonable time (after written notice to Landlord) within 60 days of the date of the statement received by Tenant pursuant to subsection (b) or (c), above (the “Statement”), to audit Landlord’s books relevant to Additional Rent due under this Section 3.2.  If Tenant does not audit Landlord’s books and deliver the results thereof to Landlord within said 60-day period, the terms and amounts set forth in the Statement shall be deemed conclusive and final and Tenant shall have no further right to adjustment.  If Tenant’s examination reveals that an error has been made in Landlord’s determination of Tenant’s Share of Operating Expenses, and Landlord agrees with such determination, then the amount of such adjustment shall be payable by Landlord or Tenant, to the other party as the case may be.  If Tenant’s examination reveals an error has been made in Landlord’s determination of Tenant’s Share of Operating Expenses, and Landlord disagrees with the results thereof, Landlord shall have 60 days to obtain an audit from an accountant of its choice to determine Tenant’s Share of Operating Expenses.  If Landlord’s accountant and Tenant’s accountant are unable to reconcile their audits, both accountants shall mutually agree upon a third accountant, whose determination of Tenant’s Share of Operating Expenses shall be conclusive.  If the amount of error is determined to be an overcharge of 10% or more, then the reasonable costs of all of the audits made pursuant to this subsection shall be paid by Landlord.

3.3                               Tenant’s Taxes.  As Additional Rent, Tenant will reimburse Landlord upon demand for any and all taxes charged to and payable by Landlord, due to (a) the costs or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises; (b) upon or measured by Rent under this Lease; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises; and (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.  If it is not lawful for Tenant to reimburse Landlord, the Base Rent payable to Landlord under this Lease will be revised to yield to Landlord the same net rental after the imposition of any such tax upon Landlord as would have been payable to Landlord prior to the imposition of any such tax.

3.4                               Late Payments.  To compensate Landlord for its additional cost of processing late payments for any payment of Rent which is not received within five days after it is due, Tenant will pay a late charge of 1% of the late payment, but not less than $100 or more than $1,000.  In addition, all amounts payable under this Lease by Tenant to Landlord, if not paid when due, will bear interest from the due date until paid at the lesser of the highest interest rate permitted by law or 5% in excess of the then current Prime Rate.

3.5                               Right to Accept Payments.  No receipt by Landlord of an amount less than Tenant’s full amount due will be deemed to be other than payment “on account,” nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord.  No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, will reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment.  After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained.

4.                                      REIMBURSEMENT OF CERTAIN EXPENSES BY LANDLORD

4.1                               Moving Expenses.  Landlord will reimburse Tenant upon demand for all reasonable out-of-pocket expenses, up to $40,000, incurred by Tenant for (a) the packing, loading, transporting, unloading, and unpacking (including packing materials) Tenant’s personal property; and (b) the calibration of equipment, sterilization dose audits (including parts and materials), FDA/UL/ISO Audits required due to the move, facility registration changes and fees, marketing literature, Instruction for Use and Manual changes related to the move (does not include printing expenses) and other expenses related to the relocation of Tenant’s fixtures, furniture and equipment as commercially required per Tenant’s Permitted Use, but not including regular maintenance or upkeep that Tenant would have undertaken in any event.

4.2                               Reimbursement of Rent Under Previous Lease.  Landlord acknowledges that Tenant is obligated to pay monthly base rent payments in the amount of $9,564.93 plus operating expenses pursuant to that certain Lease between Tenant and Sterling Partnership dated as of September 7, 2001 (the “Existing Lease”) and that such obligation will continue until October 31, 2004.  Landlord agrees to reimburse Tenant on a monthly basis in the amount of each such monthly rent payment made by Tenant under the Existing Lease for the period beginning on the Commencement Date and continuing until October 31, 2004.  Operating expense charges will be paid on a cumulative basis for the period beginning on the Commencement Date and continuing until October 31, 2004.  The operating expense charges will be calculated and billed to Landlord no later than January 31, 2005 and shall be paid to Tenant within thirty (30) days of such billing. Tenant acknowledges that Landlord may attempt to mitigate his reimbursement expenditure pursuant to this Section 4.2 by securing a tenant to occupy the space previously occupied by Tenant under its Existing Lease.  Tenant agrees to cooperate fully with, and use commercially reasonably efforts to facilitate, Landlord’s efforts to sublet the space previously occupied by Tenant.  Tenant further acknowledges that any proceeds from the subletting of such space previously occupied by Tenant will be credited against the reimbursement amount Landlord is required to pay Tenant pursuant to this Section 4.2.

5.                                      RENEWAL OPTION.

5.1                               Exercise and Base Rent.  Subject to the terms and provisions of this Section 5.1, Tenant, at its option, may extend the initial Term of this Lease for one additional 5-year period (the “Renewal Term”), which Renewal Term will commence as of the end of the initial Term of this Lease.  To exercise its option as to such Renewal Term, Tenant must deliver written notice of its intent to exercise such option (the “Renewal Notice”) to Landlord no sooner than 12 months and no later than six months prior to the expiration of the initial Term of this Lease.  If Landlord timely receives a Renewal Notice from Tenant, then Tenant and Landlord shall be irrevocably committed to the Renewal Term, with the Base Rent for the Renewal Term being determined as follows below.  Within ten days after Landlord receives Tenant’s Renewal Notice, Landlord will deliver to Tenant in writing a statement as to the Base Rent for the Renewal Term (a “Renewal Rent Statement”) as determined by Landlord based on the “Market Rental Rate” defined in Section 5.2 below.  Tenant will have a period of 10-business days following its receipt of a Renewal Rent Statement to notify Landlord in writing whether Tenant agrees to the Base Rent stated in such Renewal Rent Statement.  If Tenant does not respond to Landlord’s Renewal Rent Statement within such 10-business day period or Tenant notifies Landlord in writing within such 10-business day period that Tenant does not agree with the Base Rent stated in such Renewal Rent Statement, Tenant and Landlord will have 20 days from the earlier of the expiration of the 10-business day period or Landlord’s receipt of Tenant’s notice of disagreement to negotiate and agree upon the Base Rent for the Renewal Term based on the Market Rental Rate for the Premises.  If no agreement can be reached as to the Base Rent for the Renewal Term within such 20-day period, then such Base Rent shall be determined pursuant to Section 5.2 below.

5.2                               Base Rent Determination.  Within 10 days after the expiration of the 20-day negotiation period described in Section 5.1, Landlord and Tenant shall mutually appoint a commercial real estate broker (on an agreed fee basis) having at least 10 years of experience in office leasing in the Boulder area (the “Appointed Broker”).  If within such 10-day period, Landlord and Tenant have been unable to agree upon a mutually acceptable Appointed Broker, they will each appoint a commercial real estate broker having at least 10 years of experience in office leasing in the Boulder area and will instruct such brokers to jointly select the Appointed Broker.  Within five days after appointment of the Appointed Broker, Landlord and Tenant each shall deliver to the Appointed Broker their respective determinations of the Base Rent for the Renewal Term based on the Market Rental Rate (respectively, “Landlord’s Rent Determination” and “Tenant’s Rent Determination”).  Within 10 days after receiving Landlord’s Rent Determination and Tenant’s Rent Determination, the Appointed Broker shall prepare an estimate of the Base Rent for the Renewal Term based on the Market Rental Rate and immediately notify Landlord and Tenant of such estimate (the “Independent Appraisal”).  The Base Rent determined by the Appointed Broker shall be added to whichever of Landlord’s Rent Determination or Tenant’s Rent Determination is closest in amount to the Independent Appraisal, the sum of such amount shall be divided by two and the resulting quotient shall be the Base Rent applicable for the Renewal Term.  In the event that the difference between the Independent Appraisal and

Landlord’s Rent Determination is equal to the difference between the Independent Appraisal and Tenant’s Rent Determination, then the Independent Appraisal shall be the Base Rent for the Renewal Term.  Landlord and Tenant shall share equally the fee of the Appointed Broker.  The term “Market Rental Rate” means the prevailing rental rate (taking into account tenant improvement allowances and rent concessions) that a landlord and a tenant at arms’ length would determine as the rental rate, per square foot of Rentable Area, based on the rental rates for comparable premises and comparable term lengths in other comparable buildings in Boulder County recently entered into at the time the Market Rental Rate is being determined.

5.3                               Applicability of Lease Terms.  During the Renewal Term, all of the terms and provisions of this Lease will apply, except that: (a) Base Rent will be the amount determined pursuant to Section 5.1 above; (b) the Work Letter attached as Exhibit D will be of no further force or effect except to the extent that it defines the Commencement Date; and (c) upon the expiration or earlier termination of the Renewal Term, Tenant will have no further rights to renew or extend the Term of this Lease.

5.4                               Limitations.  Notwithstanding anything above to the contrary, Tenant will have no right to extend the Term of this Lease and the Renewal Notice will be ineffective if a Default exists at the time the Renewal Notice is given or at the commencement of the Renewal Term beyond any applicable notice and cure period.  Any termination of this Lease prior to the Expiration Date will serve to immediately and automatically terminate all of Tenant’s rights under this Section 5.  Any assignment by Tenant of the Lease or subletting of the entire Premises will automatically terminate the option to extend the Term set forth in this Section 5, unless Landlord consents to the contrary in writing at the time of such subletting or assignment or such subletting or assignment is made pursuant to Section 17.6 or Section 17.7 below.

6.                                      RIGHT OF FIRST OPTION.

During the Term of this Lease, Tenant will have the right to be offered by Landlord the opportunity to add to the Premises any “RFO Space” (as defined below) that becomes available for lease during the Term.  The “RFO Space” means any vacant space in the Building that is contiguous to Premises.  Any space in the Building shall not be deemed available for lease (and therefore will not be considered RFO Space) to the extent that it is subject to, or becomes subject to, any expansion or renewal option in favor of another tenant.  If at any time during the Term any of the RFO Space becomes available or is becoming available for lease, before offering such space to any other party, Landlord shall notify Tenant in writing that such RFO Space is available for lease or is becoming available during the Term and such notice will provide the terms at which Landlord is proposing in good faith to offer the space, including the base rent, additional rent, any applicable tenant improvement allowance and any other terms relevant to the leasing of the RFO Space (the “RFO Offer Notice”).  The RFO Offer Notice shall notify Tenant of the day on which the RFO Space will become available for delivery to Tenant.  Tenant shall have 25 days after receipt of the RFO Offer Notice (the “Consideration Period”) to either accept Landlord’s offer for the leasing of the RFO Space or negotiate with Landlord to reach agreement on terms that are acceptable to Landlord and Tenant.  If Tenant elects to negotiate with Landlord during the Consideration Period, then Landlord and Tenant shall negotiate in good faith to reach agreement on the terms for Tenant’s leasing of the RFO Space.  If Tenant timely accepts Landlord’s RFO Space offer or Tenant and Landlord otherwise reach agreement on the terms of Tenant’s leasing of the RFO Space during the Consideration Period, the parties shall enter into a lease for such space substantially in the form of this Lease, but containing the terms and provisions with respect to the rent payable for such space, the tenant improvement work, if any, free rent periods, if any, tenant improvement allowances, if any, and such other terms and conditions as are unique to the RFO Space, as agreed on by Landlord and Tenant.  If Tenant fails to accept Landlord’s RFO Space offer or Landlord and Tenant, after negotiating in good faith, do not reach agreement on terms for Tenant’s leasing of the RFO Space within the Consideration Period, Tenant shall be deemed to have rejected an RFO Offer Notice.  If Tenant rejects or is deemed to have rejected an RFO Offer Notice, Landlord shall thereafter be free to lease any or all of the RFO Space that is the subject of the RFO Offer Notice to any prospective tenant upon such terms to which Landlord and such tenant agree, and Tenant will not have any right to lease the applicable RFO Space until after it has been rented by Landlord and again becomes available for lease.  Tenant will not have the right to accept any RFO Offer Notice if a Default (beyond any applicable cure period) exists at the time of Tenant’s attempted acceptance.  In addition, Tenant’s rights under this Section 6 will automatically terminate upon any early termination of this Lease.  Tenant’s right of first offer pursuant to this Section 6 may only be assigned by Tenant to an assignee permitted pursuant to Article 17.

7.                                      PERMITTED USE AND OCCUPANCY.

7.1                               Permitted Use.  Tenant agrees to use and occupy the Premises only for the Permitted Use and for no other purpose without the prior written consent of Landlord, not to be unreasonably withheld, condition or delayed.

(a)                                  Use.  Tenant agrees to use the Premises in a safe, careful and proper manner, and to comply, at Tenant’s expense, with all Laws applicable to Tenant’s use, occupancy or alteration of the Premises and with any Laws that require any alterations to the Premises due to Tenant’s status under such Laws, including, without limitation, the ADA; provided, however, that Landlord shall, at Landlord’s cost and expense, make any changes or alterations required by Laws, including the ADA, as a result of conditions existing prior to the Commencement Date in the Premises, and not resulting from Tenant’s particular use of the Premises.  If, due to the nature or manner of any use or occupancy of the Premises by Tenant, any improvements or alterations to the Building or the Premises are determined to be required to comply with any Laws, then Tenant will pay all costs of the required improvements, alterations or changes in services.  Tenant will not keep anything on the Premises for any purpose which increases the insurance premium cost or invalidates any insurance policy carried on the Premises by Landlord. Tenant will pay, as Rent and upon demand of Landlord, any such increased premium cost due to Tenant’s use or occupation of the Premises. Tenant will not cause, maintain or permit any nuisance or waste in or about the Building or the Premises.  In addition, except as expressly provided otherwise in the Lease, Tenant will keep the Premises free of debris, and anything of a dangerous, noxious or toxic nature, which could create a fire hazard or undue vibration, heat, noise, fumes, vapors or odors.  If any item of equipment, building material or other property brought into the Building or the Premises by Tenant or on Tenant’s request causes a dangerous, noxious or toxic effect (including an environmental effect) and in Landlord’s reasonable opinion such effect will not be permanent but will only be temporary and is able to be eliminated, then Tenant will not be required to remove such item, provided that Tenant promptly and diligently causes such effect to be eliminated, pays for all costs of elimination and indemnifies Landlord against all liabilities arising from such effect.

(b)                                 Hazardous Materials.  To Landlord’s knowledge without investigation, the Premises and the Building are concurrently in compliance with all applicable Environmental Laws, and no Hazardous Materials (other than cleaning agents used in the course of regular janitorial services) exist on, about, or under, the Premises or the Building.  Landlord and Tenant agree that, during the Term, each will comply with all Laws, including, without limitation, all Environmental Laws, governing, and all procedures established by Landlord for the use, abatement, removal, storage, disposal or transport of any Hazardous Substances and any required or permitted alteration, repair, maintenance, restoration, removal or other work in or about the Building or the Premises that involves or affects any Hazardous Substances.  Except for the lawful use of cleaning agents used in the course of regular janitorial service and laser printer toner cartridges that are disposed of in compliance with applicable Environmental Laws, and such materials of the type and quality consistent with Tenant’s Permitted Use, no Hazardous Substances will be stored, used, released, produced, processed or disposed of in, on or about, or transported to or from, the Building or the Premises by Tenant or any of Tenant’s agents, employees or contractors, without first obtaining Landlord’s express written consent (any Hazardous Substances which are stored, used, released, produced, processed or disposed in, on or about, or transported to or from, the Building or the Premises by any of such persons or entities upon such express written consent are called “Tenant’s Hazardous Substances”).  Any such use, storage, disposal or production of the Hazardous Substances permitted by this Section 7.1(b) shall be done in compliance with all Environmental Laws and so as not to result in the Premises being in violation of any Environmental Laws.  Upon the Expiration Date or earlier termination of this Lease Tenant, at its expense, will take all action necessary to restore the Building and the Premises to the condition existing prior to the introduction of Tenant’s Hazardous Substances, whether such action is required by any governmental authority in order to comply with applicable Laws or reasonably required by Landlord in order for Landlord to make the same economic use of the Building and the Premises as Landlord could have made prior to the introduction of Tenant’s Hazardous Substances.  Such action may include, without limitation, the investigation of the environmental condition of the Building or the Premises, the preparation of remediation plans or feasibility studies and the performance of cleanup, remedial, removal or restoration work.  Tenant will obtain Landlord’s written approval before undertaking any action required by this Section 7.1(b), which approval will not be unreasonably withheld so long as the proposed actions will not have an avoidable material and adverse effect on the Building or the Premises.  Each party will indemnify and hold the other and the other’s Affiliates harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out of or in connection with any breach by such party of its covenants under this Section 7.1(b).  The parties’ obligations under this Section 7.1(b) will survive the expiration or early termination of the Term.

7.2                               Signs and Displays.  Tenant shall be entitled to use 50% of the Building’s monument sign, subject to Landlord’s prior approval of such display or sign, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall install such display or sign on the Building’s monument sign at Tenant’s expense.  Tenant will not place, cause or permit to be placed and maintained on the exterior of the Premises any other sign, awning, lettering or other advertising matter, unless previously approved by Landlord in Landlord’s reasonable discretion.

8.                                      COMMON AREAS.

8.1                               Right of Use.  Landlord grants Tenant, its employees, invitees, customers, licensees and other visitors a nonexclusive and, during the Term, irrevocable license for the Term to use the Common Areas, subject to the terms and conditions of this Lease.  Provided that there is no unreasonable material adverse effect on Tenant’s use or occupancy of the Premises, without advance notice to Tenant (except with respect to matters covered by subsection (a) below) and without any liability to Tenant in any respect, Landlord will have the right to:

(a)                                  establish and enforce reasonable non-discriminatory rules and regulations, in addition to those on Exhibit C, concerning the maintenance, management, use and operation of the Common Areas;

(b)                                 close off any of the Common Areas to whatever extent required in the reasonable opinion of Landlord and its counsel to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas, provided such closure does not deprive Tenant of the substantial benefit and enjoyment of or access to the Premises;

(c)                                  temporarily close any of the Common Areas for maintenance, alteration or improvement purposes, provided such closure does not deprive Tenant of the substantial benefit and enjoyment of or access to the Premises;

(d)                                 change the size, use, shape or nature of any such Common Areas, or change the arrangement and/or location of or regulate or eliminate the use of any concourse, or any elevators, stairs, toilets or other public conveniences in the Common Areas, provided such changes do not materially adversely affect Tenant’s beneficial use of or access to the Premises; and

(e)                                  expand the Building or convert any portion of the Building (excluding the Premises) to Common Areas.  In the event of any such changes in the Building, Landlord may make an appropriate adjustment in Tenant’s Share; provided, however, that Landlord shall not increase Tenant’s Share as a result of any changes in the size of the Building, except as set forth in Section 16.2(d).

8.2                               Landlord’s Compliance with Laws.  Landlord will maintain the Common Areas in compliance with all applicable Laws.

9.                                      UTILITIES, HVAC AND SECURITY.

9.1                               Operation of Building and Premises.

(a)                                  During the Term, Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations and shall provide the services set out in subsections (b) and (c) of this Section 9.1.

(b)                                 Landlord shall provide or cause to be provided in the Premises:

(1)                                  heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during business hours;

(2)                                  electric power, gas service and domestic running water service as supplied by the local utility companies for normal lighting and office usage; and

(3)                                  maintenance, repair and replacement as set out in Section 10.1.

(c)                                  Landlord shall provide or cause to be provided in the Common Areas:

(1)                                  domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building;

(2)                                  janitorial services in the Common Areas (but not the Premises), including exterior window washing;

(3)                                  access to and egress from the Premises;

(4)                                  heat, ventilation, cooling, lighting, electric power and domestic running water in the Common Area during normal business hours; and

(5)                                  maintenance, repair and replacement as set forth in Section 10.1.

(d)                                 If from time to time requested in writing by Tenant, and to the extent that it is reasonably able to do so, Landlord shall provide in the Premises services in addition to those set out in subsection (b), above, such as, by way of example but not in limitation, heat, ventilation and cooling systems during times other than normal business hours, provided that Tenant shall within 10 days of receipt of an invoice for any such additional service pay Landlord therefor at rates as Landlord may from time to time reasonably establish.

9.2                               Utilities.  Subject to Tenant’s waiver of claims under Section 15.2, unless caused by the negligence or intentional misconduct of Landlord, its agents, contractors or employees, neither Landlord nor its agents or employees will be liable to Tenant or any of Tenant’s employees, agents or anyone claiming through or under Tenant, for any damages, injuries, losses, expenses, claims, or causes of action, because of any interruption, curtailment or discontinuance of any utility service nor shall any such interruption, curtailment or discontinuance be deemed an eviction or disturbance of Tenant’s use or possession of the Premises or any part thereof, nor relieve Tenant from full performance of Tenant’s obligations under this Lease; provided, however, that if any utility service to the Premises shall become unavailable for a period in excess of seventy-two (72) consecutive hours and such unavailability is directly and proximately caused by the negligence or intentional misconduct of Landlord, its agents, contractors or employees, all Base Rent shall abate until utility service to the Premises is restored.

9.3                               Security.  The Building is equipped with a Building-wide security system installed by a previous tenant.  Tenant shall have the right to use such system, at its expense, for the Premises if Tenant undertakes all programming and installations necessary to retrofit such system for use in the Premises.  In undertaking such work, Tenant shall not change the system in a manner that would prevent it from also being used for any adjoining premises in the Building, provided that the work necessary to allow the system actually to be used in an adjoining premises is performed at no expense to Tenant.  In no event will Landlord be liable to Tenant, and Tenant hereby waives any claim against Landlord and Landlord’s Affiliates, for (a) any entry of third parties onto the Premises or into the Building; (b) any damage or injury to persons or property; or (c) any loss of property in or about the Premises or the Building, occurring as a result of any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction or insufficiency of any security services provided by Landlord, unless such damage to the Premises was the result of Landlord’s negligence or intentional misconduct. Tenant shall be responsible for the administration of the security system described in this Section 9.3 for so long as Tenant is the sole tenant in the Building.  When a party in addition to Tenant occupies space in the Building, the security system described in this Section 9.3 shall be administered by a third-party retained by Landlord, and such administration costs shall become part of Operating Expenses of which Tenant shall pay its share pursuant to this Lease.

10.                               REPAIRS.

10.1                        Landlord Maintenance and Repairs.  Landlord will keep the exterior supporting walls, foundations, roof and down spouting on the Building, and the Common Areas within the Building in reasonable condition and in good repair, provided that the costs of such maintenance and repairs will be included as Operating Expenses as provided in this Lease.

10.2                        Tenant’s Maintenance and Repairs.  Subject to the terms of Articles 7, 14, and 16, and Section 9.1, Tenant will, at Tenant’s own expense and at all times during the Term, maintain the Premises, and Tenant’s furnishings, equipment, personal property, and trade fixtures in the Premises, in good working order, clean condition, and repair and in a condition that complies with all applicable Laws, at Tenant’s expense.  Tenant will also be responsible, at Tenant’s expense, for all janitorial services in the Premises. All work done by Tenant or its contractors (which contractors will be subject to Landlord’s reasonable prior written approval) is subject to Landlord’s approval and must be done in a first-class workmanlike manner using only grades of materials at least equal in quality to the materials being replaced and will comply with all insurance requirements and all applicable Laws.  Tenant will not overload the electrical wiring and ventilation or utilities serving the Building and will install at Tenant’s sole expense, after first obtaining Landlord’s written approval, any additional electrical wiring that may be required in connection with Tenant’s apparatus, equipment or fixtures.  In the event that any warranties exist from time to time during the Term that cover and/or apply to any of the items required to be maintained and/or repaired by Tenant hereunder, Landlord shall, upon the prior written notice from Tenant, use reasonable efforts to assist Tenant in pursing warranty claims for such items; provided, however, that Landlord shall not be obligated to expend any cost or expense in pursing such warranty claims.

10.3                        Failure to Maintain Premises.  If Tenant fails to perform any of its obligations under Section 10.2, then Landlord may perform such obligations and Tenant will pay as Rent to Landlord the cost of such performance, including an amount sufficient to reimburse Landlord for overhead and supervision, within 10 days after the date of Landlord’s invoice therefor.  For purposes of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon not less than 12 hours’ prior notice to Tenant (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry unless due to the negligence or intentional misconduct of Landlord (but subject to Tenant’s waiver of claims pursuant to Section 15.2); provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or Tenant’s use of the Premises.

10.4                        Notice of Damage.  Tenant will notify Landlord promptly after Tenant learns of (a) any fire or other casualty on the Premises; (b) any damage to or defect in the Premises, including any fixtures or equipment in or serving the same, which was caused by Tenant or its agents, employees, contractors or invitees, or for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts or appurtenances of the equipment located in the Premises.

11.                               ALTERATION AND IMPROVEMENTS.  Tenant may, from time to time, at its own expense make non-structural changes, additions, and improvements to the Premises to better adapt the same to its business, provided that any such change, addition, or improvement exceeding $10,000.00 in total value shall be subject to the prior reasonable approval of Landlord. All changes, additions and improvements to the Premises (but excluding Tenant’s trade fixtures), whether temporary or permanent in character, made or paid for by Landlord or Tenant will, without compensation to Tenant, become Landlord’s property upon installation.  If at the time Landlord consents to their installation, Landlord requests or approves the removal by Tenant of any such changes, additions or improvements upon termination of this Lease, Tenant will remove the same upon termination of this Lease as provided in Section 19.1.  All other changes, additions and improvements will remain Landlord’s property upon termination of this Lease and will be relinquished to Landlord in good condition, ordinary wear and tear excepted.

12.                               LIENS.  Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant for the Premises, the nonpayment of which could result in any lien against the Building (including the Premises).  Tenant will keep title to the Building (including the Premises) free and clear of any such lien.  Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and will indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings.  In case any such lien attaches, Tenant agrees to cause it to be released and removed of record within 30 days thereafter (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits with the court or Landlord, which ever is required by applicable Laws, a bond or other security in an amount reasonably acceptable to Landlord and any Lender which may be used by Landlord to release such lien if Tenant’s contest is abandoned or is unsuccessful.  If Landlord incurs any legal costs in causing the removal of such lien, Tenant will pay all legal costs incurred by Landlord, including, without limitation, Landlord’s reasonable attorneys’ fees.  Upon final determination of any permitted contest, Tenant will immediately pay any judgment rendered in favor of the lien claimant and cause the lien to be released.

13.                               INSURANCE.

13.1                        Landlord’s Insurance.

(a)                                  During the Term as part of Operating Expenses, Landlord will provide and keep in force the following insurance for its benefit and the benefit of any Lender:

(1)                                  all-risk or fire insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) for the Building and the Leasehold Improvements for the full replacement value thereof (excluding depreciation of the Building and Tenant’s furniture, trade fixtures, equipment, documents, files, work products and other personal property);

(2)                                  loss of rental income insurance or loss of insurable gross profits; and

(3)                                  such other insurance (including boiler, machinery, earthquake, and flood insurance) as Landlord reasonably elects to obtain or any Lender requires.

(b)                                 Except as otherwise specifically provided in this Lease, insurance maintained by Landlord under this Section 13.1 will be in amounts that Landlord from time to time reasonably determines sufficient or any Lender requires; will be subject to such deductibles and exclusions as Landlord reasonably determines; will, in the case of insurance under Section 13.1(a)(1), permit the release of Tenant from certain liability under Section 15.1; and will otherwise be on such terms and conditions as Landlord from time to time reasonably determines sufficient.

13.2                        Tenant’s Insurance.  During the Term, Tenant will provide and keep in force the following insurance:

(a)                                  commercial general liability insurance relating to Tenant’s business (carried on, in or from the Premises and including Tenant’s use of any Hazardous Materials) and Tenant’s use and occupancy of the Premises, for personal and bodily injury and death, and damage to others’ property, with limits of not less than $2,000,000 for any one accident or occurrence;

(b)                                 all-risk or fire insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) relating to Tenant’s furniture, equipment, inventory, trade fixtures, documents, files, work product and other personal property on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a coinsurer and subject only to such deductibles and exclusions as Landlord may reasonably approve;

(c)                                  If any boiler or machinery is operated in the Premises by Tenant, boiler and machinery insurance;

(d)                                 If Tenant operates owned, hired or non-owned vehicles, automobile liability insurance with limits of not less than $1,000,000 combined bodily injury and property damage; and

(e)                                  workers’ compensation and employer’s liability insurance in any amounts required to comply with applicable Laws.

Landlord, Landlord’s property manager (if any), and any Lender will be named as additional insureds in the policy described in Section 13.2(a), as their interests appear, which will include cross liability and severability of interests clauses and will be on an “occurrence” (and not a “claims made”) form.  The policies described in Section 13.2(b) will permit the release of Landlord from certain liability under Section 15.2.  Tenant’s insurance policies will be written by insurers that are rated A-VII or better by Best’s Rating Guide and licensed in the State of Colorado, will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry, and will otherwise be upon such terms and conditions as Landlord from time to time reasonably requires, including reasonable limits on Tenant’s deductibles.  Tenant will file with Landlord, on or before the Commencement Date and at least 10 days before the expiration date of expiring policies, such copies of either current policies or certificates, or other proofs, as may be reasonably required to establish Tenant’s insurance coverage in effect from time to time and payment of premiums.  Tenant’s insurers will agree to give Landlord and all other additional insureds at least 30 days’ prior notice of any non-renewal, and at least 10 days’ prior notice of any cancellation, of any insurance coverage required by this

Section 13.2.  If Tenant fails to insure or pay premiums, or to file satisfactory proof as required, Landlord may, upon a minimum of ten business days’ notice, effect such insurance and Tenant will pay to Landlord, on demand, the cost of any premiums paid by Landlord.  Tenant shall be entitled to maintain an umbrella policy covering all of Tenant’s assets.

14.                               DAMAGE OR DESTRUCTION.

14.1                        Termination Options.  If the Building is damaged by fire or other casualty Landlord will, promptly after learning of such damage, notify Tenant in writing of the time necessary to repair or restore such damage, as estimated by Landlord’s architect, engineer or contractor (the “Repair Notice”).  If the damage renders the Premises or a material part of the Building untenantable and such Repair Notice states that repair or restoration of all of such damage that was caused to the Building or the Premises cannot be completed within 180 days from the date of such damage (or within 90 days from the date of such damage if such damage occurs within the last 12 months of the Term), then Tenant will have the option to terminate this Lease; provided, however, that if such damage is the result of Tenant’s or its subtenant’s, licensee’s, or any of their agent’s, employee’s or invitee’s negligent acts or omissions or willful misconduct, then Tenant shall not have the right to terminate the Lease pursuant to this Section 14.1 or Section 14.2.  If such Repair Notice states that repair or restoration of all of such damage that was caused to the Building or the Premises cannot be completed within 180 days from the date of such damage, or if such damage occurred within the last 12 months of the Term and such Repair Notice states that repair or restoration of all such damage that was caused to the Building or the Premises cannot be completed within 90 days from the date of such damage, or if such damage renders more than 50% of the Rentable Area of the Building or the Premises untenantable, or if such damage is not insured against by the insurance policies required to be maintained by Landlord according to Section 13.1, then Landlord will have the option to terminate this Lease.  Any option to terminate granted above must be exercised by written notice to the other party given within 10 days after Landlord delivers to Tenant the Repair Notice.  If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 10 days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Building by Tenant during such period.

14.2                        Repair Obligations.  If the Building or the Premises are damaged by fire or other casualty and neither party terminates this Lease according to Section 14.1, then Landlord will repair and restore such damage with reasonable promptness to the condition existing prior to the damage or better, subject to delays for insurance adjustments and delays caused by force majeure (as described in Section 29 below).  However, Landlord will not be required to spend more for such repair and restoration than the insurance proceeds available to Landlord as a result of the fire or other casualty.  To the extent Tenant is responsible for insuring Tenant’s furniture and equipment, Tenant agrees, promptly upon notice from Landlord that Landlord is repairing the Premises, to file such claims necessary to reopen Tenant’s business within 20 days after the completion of Landlord’s repairs.  Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if Landlord’s repairs and restoration are not in fact completed within the estimated time period, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion.  In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to

Section 13.2.  If Landlord fails to complete repairs to the Premises within 180 days of the date of the damage (or within 90 days from the date of such damage if such damage occurs within the last 12 months of the Term), subject to force majeure delays, then Tenant shall have the right to terminate this Lease upon written notice delivered to Landlord at any time after such 180-day or 90-day (as applicable) period and prior to Landlord’s substantial completion of such repairs.

14.3                        Rent Abatement.  If any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated according to Section 14.1, then Rent will abate beginning on the date of such damage on a per diem basis.  Such abatement will end on the earlier of 30 days after the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 14.2 or the date Tenant accepts the Premises for occupancy.  Except as provided in Section 15.3, in no event will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair.

15.                               WAIVERS AND INDEMNITIES.

15.1                        Landlord’s Waivers.  Tenant and its Affiliates will not be liable or in any way responsible to Landlord for, and Landlord waives all claims against Tenant and its Affiliates for, any loss, injury or damage that is insured or required to be insured by Landlord under Section 13.1(a)(1), or arises from any deductible, or losses under worker’s compensation laws, so long as such loss, injury or damage results from or in connection with this Lease or Tenant’s use and occupancy of the Premises.  Landlord shall use reasonable efforts to cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against Tenant.

15.2                        Tenant’s Waivers.  Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or its agents or employees, Landlord and its Affiliates will not be liable or in any way responsible for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by the public or by construction of any private or public work.  In addition, Landlord and its Affiliates will not be liable or in any way responsible to Tenant for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage that is insured or required to be insured by Tenant under Sections 13.2(b), or arises from any deductible, or losses under worker’s compensation laws, so long as such loss, injury or damage results from or in connection with this Lease.  Tenant shall use reasonable efforts to cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against Landlord.

15.3                        Landlord’s Indemnity.  Subject to Section 15.2 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Tenant, its subtenants or licensees, or any of their respective agents, employees or invitees, Landlord will indemnify and hold Tenant harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of any willful or negligent act or omission or breach of this Lease by Landlord or its agents or employees.  Landlord’s obligations under this Section 15.3 will survive the expiration or early termination of the Term.

15.4                        Tenant’s Indemnity.  Subject to Section 15.1 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or its agents or employees, Tenant will indemnify and hold Landlord harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of any willful or negligent act or omission of or breach of this Lease by Tenant, its subtenants or licensees, or any of their respective agents, employees or invitees.  Tenant’s obligations under this Section 15.4 will survive the expiration or early termination of the Term.

16.                               CONDEMNATION.

16.1                        Full Taking.  If all or substantially all of the Building or the Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date when the condemning authority takes physical possession of the Building or the Premises.

16.2                        Partial Taking.

(a)                                  Landlord’s Termination of Lease.  If only part of the Building or the Premises is thus taken or sold, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction of any affected improvements necessary for Tenant’s use and enjoyment of the Premises is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within 45 days after the taking.

(b)                                 Tenant’s Termination of Lease.  If any part of the Premises or if over 20% of the Building is thus taken or sold, Tenant may terminate this Lease if in Tenant’s reasonable judgment the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking.  Such termination by Tenant must be exercised by written notice to Landlord given not later than 45 days after Tenant is notified of the taking of the Building.

(c)                                  Effective Date of Termination.  Termination by Landlord or Tenant will be effective as of the date when physical possession of the applicable portion of the Building or the Premises are taken by the condemning authority.

(d)                                 Election to Continue Lease.  If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Building or the Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Building or Premises which was so taken or sold.  If this Lease is not terminated upon a partial taking of the Building or the Premises, Landlord will, at Landlord’s sole expense, promptly restore and reconstruct the Building and the Premises to substantially their former condition to the extent the same is feasible.  However, Landlord will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or the Premises so taken.

16.3                        Awards.  As between the parties to this Lease, Landlord will be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Building or the Premises, including any award for the value of the unexpired Term.  However, Tenant may assert a claim in a separate proceeding against the condemning authority for any damages resulting from the taking of Tenant’s trade fixtures or personal property, or for moving expenses, business relocation expenses or damages to Tenant’s business incurred as a result of such condemnation.

17.                               ASSIGNMENT AND SUBLETTING.

17.1                        Limitation.  Except as permitted in Sections 17.6 and 17.7, without Landlord’s prior written consent (which consent will not be unreasonably withheld or delayed), Tenant will not assign all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used by any parties other than Tenant and its agents, contractors, invitees, or employees.

17.2                        Notice of Proposed Transfer; Landlord’s Options.  If Tenant desires to enter into any assignment of this Lease or a sublease of all or any part of the Premises, Tenant will first give Landlord written notice, at least 30 days prior to the effective date of the proposed assignment or sublease, of the proposed assignment or sublease, which notice will contain (a) the name and address of the proposed transferee, (b) the proposed use of the Premises if other than the Permitted Use, (c) statements reflecting the proposed transferee’s current financial condition and income and expenses for the past two years, and (d) the principal terms of the proposed assignment or sublease.  Tenant shall not permit the proposed transferee to occupy the Premises, or a portion thereof, without Landlord’s written consent (which consent will not be unreasonably withheld or delayed).  Except in the case of any transfer permitted under Sections 17.6 and 17.7, Landlord will have the option, which must be exercised, if at all, by notice given to Tenant within 15 days after Landlord’s receipt of Tenant’s notice of the proposed transfer, either (a) if Tenant’s notice relates to a subletting, to sublet from Tenant such space as is described in the notice for such portion of the Term as is described in the notice, upon the same terms and conditions and for the same Rent (apportioned, as appropriate, to the amount of such space) as provided in this Lease; or (b) if such notice relates to an assignment, to become Tenant’s assignee.

17.3                        Consent Not to be Unreasonably Withheld.  If Landlord does not exercise its applicable option under Section 17.2, then Landlord will not unreasonably withhold or delay its consent to the proposed assignment or subletting if each of the following conditions is satisfied:

(a)                                  the proposed transferee, in Landlord’s reasonable opinion, has sufficient financial capacity and business experience to perform Tenant’s obligations under this Lease;

(b)                                 the proposed transferee will make use of the Premises which in Landlord’s reasonable opinion (1) is lawful; (2) is consistent with the Permitted Use of the Premises under this Lease; (3) is consistent with the general character of uses conducted by the other occupants of the Gunbarrel Technical Center; (4) will not increase the likelihood of damage or destruction to the Building or the Premises; and (5) will not cause an increase in insurance premiums for insurance policies applicable to the Building;

(c)                                  if the proposed transfer is a sublease, the rent which the proposed transferee will be required to pay will be equal to at least 90% of the then-current market rent for the portion of the Premises being sublet; provided that this Section 17.3(c) shall only apply if Landlord is currently offering space on Winchester Circle in Boulder,

Colorado comparable in size and available rental term to the portion of the Premises being offered for sublease by Tenant;

(d)                                 the proposed transferee, at the time of the proposed transfer, is neither a tenant in any building owned or managed by Landlord or any Affiliate of Landlord in the same county in which the Building is located, nor a party with whom Landlord is then negotiating for the lease of space in the Gunbarrel Technical Center;

(e)                                  at the time of the proposed transfer no “Default” (as defined in Section 23.1) exists under this Lease beyond any applicable notice and cure period; and

(f)                                    the proposed transferee or Tenant will pay Landlord’s reasonable costs associated with Landlord’s review and approval of the proposed transfer, including, without limitation, attorneys’ fees and costs.

17.4                        Form of Transfer.  If Landlord consents to a proposed assignment or sublease, Landlord’s consent will not be effective unless and until Tenant delivers to Landlord an original duly executed assignment or sublease, as the case may be, that provides, in the case of a sublease, that the subtenant will comply with all applicable terms and conditions of this Lease and, in the case of an assignment, an assumption by the assignee of all of the terms, covenants and conditions which this Lease requires Tenant to perform.

17.5                        Payments to Landlord.  If Landlord does not exercise its applicable option under Section 17.2 and Tenant effects an assignment or sublease, then Landlord will be entitled to receive and collect, either from Tenant or directly from the transferee, 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant’s rights under this Lease (after deducting from such consideration Tenant’s reasonable costs incurred in effecting the assignment or sublease, including, but not limited to, attorney fees, brokerage commissions, tenant improvements and free rent) exceeds the Rent payable by Tenant to Landlord allocable to the transferred space.  Such percentage of such amount will be payable to Landlord at the time(s) Tenant receives the same from its transferee (whether in monthly installments, a lump sum, or otherwise).  Landlord hereby agrees that Tenant shall be entitled to retain the remaining 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant’s rights under this Lease exceeds the Rent payable by Tenant to Landlord allocable to the transferred space.

17.6                        Change of Ownership.  Tenant may assign this Lease without the prior consent of Landlord to (i) any entity which assumes the obligations of Tenant under this Lease and has acquired all or substantially all of Tenant’s assets or (ii) any entity which is a successor of Tenant by operation of law or merger or consolidation of or with Tenant.

17.7                        Permitted Transfers.  Tenant may, upon notice to Landlord but without obtaining Landlord’s consent, assign this Lease or sublease all or any part of the Premises to an Affiliate of Tenant.

17.8                        Effect of Transfers.  Other than an assignment permitted under Section 17.6, no subletting or assignment will release Tenant from any of its obligations under this Lease unless Landlord agrees to the contrary in writing.  Acceptance of Rent by Landlord from any person other than Tenant will not be deemed a waiver by Landlord of any provision of this Section 17.8. Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting.  In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor.  The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord will not work a merger and will, at Landlord’s option, terminate all or any subleases or operate as an assignment to Landlord of all or any subleases; such option will be exercised by notice to Tenant and all known subtenants in the Premises.

18.                               PERSONAL PROPERTY.  Tenant may install in the Premises its personal property (including Tenant’s usual trade fixtures) in a proper manner, provided that no such installation will interfere with or damage the mechanical, plumbing or electrical systems or the structure of Building, and provided further that if such installation would require any change, addition or improvement to the Building, such installation will be subject to Article 8.  If no Default then exists, any such personal property installed in the Premises by Tenant (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any changes, additions or improvements to the Premises permitted under Article 11, and (b) will be removed by Tenant at the end of the Term according to Section 19.1.  Tenant will promptly repair at its expense any damage to the Building and the Premises resulting from such installation or removal.  Tenant will be solely responsible for any and all taxes relating to its personal property on the Premises, and shall reimburse Landlord pursuant to Section 3.2(d) if Landlord is charged for any such taxes.

19.                               END OF TERM.

19.1                        Surrender.  Upon the expiration or other termination of the Term, Tenant will immediately vacate and surrender possession of the Premises to Landlord in good order, repair and condition, except for ordinary wear and tear.  Upon the expiration or other termination of the Term, Tenant agrees to remove (a) all changes, additions and improvements to the Premises the removal of which Landlord requested or approved according to Article 8 at the time Landlord consented to their installation, and (b) all of Tenant’s trade fixtures, furnishings, equipment and other personal property.  Tenant will pay Landlord on demand the reasonable cost of repairing any damage to the Building or Premises caused by the installation or removal of any such items. Any of Tenant’s property remaining on the Premises after the expiration or other termination of the Term will be conclusively deemed to have been abandoned by Tenant and may be appropriated, stored, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to account to or compensate Tenant, and Tenant will pay Landlord on demand all costs incurred by Landlord relating to such abandoned property.

19.2                        Holding Over.  Tenant understands that it does not have the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease.  If Tenant holds over after the Expiration Date, Tenant will be deemed a tenant from month to month, at a monthly Base Rent, payable in advance, equal to 150% of the monthly Base Rent payable during the last year of the Term, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a tenancy at sufferance.

20.                               ESTOPPEL CERTIFICATES.  Promptly upon Landlord’s request after Tenant has occupied the Premises, Tenant will execute and deliver to Landlord an Occupancy Estoppel Certificate in the form of Exhibit B.  In addition, Tenant agrees that at any time and from time to time during the Term (but on not less than 15 business days’ prior request by Landlord), Tenant will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following:  (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that Tenant is not aware of any default by Landlord or Tenant which has not been cured, except for defaults stated in such certificate; (e) that Tenant is not aware of any existing defenses or setoffs to enforcement of this Lease, except as specifically stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant, currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord.  Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Premises.

21.                               TRANSFERS OF LANDLORD’S INTEREST.

21.1                        Sale, Conveyance and Assignment.  Subject only to Tenant’s rights under this Lease, nothing in this Lease will restrict Landlord’s right to sell, convey, assign or otherwise deal with the Building (including the Premises) or Landlord’s interest under this Lease.

21.2                        Effect of Sale, Conveyance or Assignment.  Provided that Landlord’s transferee assumes Landlord’s obligations under this Lease, a sale, conveyance or assignment of the Building will automatically release Landlord from liability under this Lease from and after the effective date of the transfer, except for any liability relating to the period prior to such effective date; and Tenant will look solely to Landlord’s transferee for performance of Landlord’s obligations relating to the period after such effective date.  This Lease will not be affected by any such sale, conveyance or assignment and Tenant will attorn to Landlord’s transferee.

21.3                        Subordination and Nondisturbance.  This Lease is and will be subject and subordinate in all respects to any Encumbrance.  With respect to any Encumbrance encumbering the Premises as of and subsequent to the Date of this Lease, Landlord will use its best efforts to cause the Lender to agree (either in the Encumbrance or in a separate agreement with Tenant) that so long as Tenant is not in default of its obligations under this Lease, this Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed by the termination or foreclosure, or proceedings for enforcement, of such Encumbrance.  While such subordination will occur automatically, Tenant agrees, upon request by and without cost to Landlord or any successor in interest, to promptly execute and deliver to Landlord or any Lender such instrument(s) as may be reasonably required to evidence such subordination, provided such subordination instrument provides that so long as Tenant is not in default of its obligations under this Lease, this Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed by Lender.  In the alternative, however, any Lender may unilaterally elect to subordinate its Encumbrance to this Lease.

21.4                        Attornment.  If the interest of Landlord is transferred to any person (a “Transferee”) by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant will immediately and automatically attorn to the Transferee.  Upon attornment this Lease will continue in full force and effect as a direct lease between the Transferee and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease, except that the Transferee will not be: (a) liable for any act or omission of any prior landlord, including Landlord (but such exemption will not excuse the Transferee from the performance of any obligations of the landlord under this Lease required to be performed subsequent to the transfer to the Transferee); (b) subject to any offsets or defenses which Tenant might have against any prior landlord, including Landlord (excluding any express right of abatement granted under this Lease, provided that the Lender who held the Encumbrance the enforcement of which resulted in the transfer to the Transferee (the “Foreclosing Lender”) was afforded any notice and cure rights to which it was entitled under Section 24.1 with respect to the matter that gave rise to such express right of abatement); (c) bound by any Rent or advance Rent not actually received by the Transferee which Tenant might have paid for more than the current month or the next succeeding month to any prior landlord, including Landlord, and all such Rent will remain due and owing, regardless of such advance payment; (d) obligated for repayment to Tenant of the Security Deposit or any other security or advance rental deposit made by Tenant, except to the extent the same is paid over to the Transferee; or (e) bound by any termination, amendment or modification of this Lease (other than one expressly contemplated by the terms of this Lease and effected according to such express terms, such as termination by Landlord due to a Default by Tenant) made while any action or proceedings for the termination, foreclosure, or enforcement of an Encumbrance of which Tenant had notice was pending without the written consent of the Foreclosing Lender. Tenant agrees, upon request by and without cost to the Transferee, to promptly execute and deliver to the Transferee such instrument(s) as may be reasonably required to evidence such attornment.

22.                               RULES AND REGULATIONS.  Tenant agrees to faithfully observe and comply with the Rules and Regulations set forth on Exhibit C and with all reasonable modifications and additions to such Rules and Regulations (which will be applicable to all Building tenants) from time to time adopted by Landlord and of which Tenant is notified in writing.  No such modification or addition will contradict or abrogate any right expressly granted to Tenant under this Lease.

23.                               TENANT’S DEFAULT AND LANDLORD’S REMEDIES.

23.1                        Default.  Each of the following events will constitute a material breach by Tenant and a “Default” under this Lease:

(a)                                  Failure to Pay Rent.  Tenant fails to pay Base Rent, Additional Rent or any other Rent payable by Tenant under the terms of this Lease when due, and such failure continues for five days after written notice from Landlord to Tenant of such failure; provided that with respect to Base Rent and Operating Expenses, Tenant will be entitled to only two notices of such failure during any Lease Year and if, after two such notices are given in any Lease Year, Tenant fails, during such Lease Year, to pay any such amounts when due, such failure will constitute a Default without further notice by Landlord or additional cure period.

(b)                                 Failure to Perform Other Obligations.  Except as otherwise specifically provided in this Lease, Tenant breaches or fails to comply with any other provision of this Lease applicable to Tenant, and such breach or noncompliance continues for a period of 30 days after notice by Landlord to Tenant; or, if such breach or noncompliance cannot be reasonably cured within such 30-day period, Tenant does not in good faith commence to cure such breach or noncompliance within such 30-day period or does not diligently complete such cure within 90 days after such notice from Landlord.  However, if such breach or noncompliance causes or results in (1) a dangerous condition on the Building or Premises, or (2) any insurance coverage carried by Landlord or Tenant with respect to the Building or Premises being jeopardized, then a Default will exist if such breach or noncompliance is not cured as soon as reasonably possible after notice by Landlord to Tenant, and in any event is not cured within 30 days after such notice.  For purposes of this Section 23.1(b), financial inability will not be deemed a reasonable ground for failure to cure any breach of this Lease within the applicable cure period, or failure to comply with the provisions of this Lease.

(c)                                  Transfer of Interest Without Consent.  Tenant’s interest under this Lease or in the Premises is transferred or passes to, or devolves upon, any other party in violation of Section 17.

(d)                                 Execution and Attachment Against Tenant.  Tenant’s interest under this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within 60 days after levy.

(e)                                  Bankruptcy or Related Proceedings.  Tenant files a petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency Laws, or voluntarily takes advantage of any such Laws by answer or otherwise, or dissolves or makes an assignment for the benefit of creditors, or involuntary proceedings under any such Laws or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for the Premises or for all or substantially all of Tenant’s property, and such proceedings are not dismissed or such receivership or trusteeship vacated within 45 days after such institution or appointment.

23.2                        Remedies.  Time is of the essence in the performance of this Lease.  If any Default occurs, Landlord will have the right, at Landlord’s election, then or at any later time prior to the cure of such Default, to exercise any one or more of the remedies described below, such remedies to be exercised in accordance with applicable Laws.  Exercise of any of such remedies will not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

(a)                                  Cure by Landlord.  Landlord may, at Landlord’s option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord deems necessary or desirable to cure any Default in such manner and to such extent as Landlord deems necessary or desirable. Landlord may do so without additional demand on, or additional written notice to, Tenant and without giving Tenant an additional opportunity to cure such Default.  Tenant covenants and agrees to pay Landlord, upon demand, all advances, costs and expenses of Landlord in connection with making any such payment or taking any such action, including reasonable attorney’s fees, together with interest at the rate described in Section 3.4, from the date of payment of any such advances, costs and expenses by Landlord.

(b)                                 Termination of Lease and Damages.  Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant.  Tenant will remain liable to Landlord for damages in an amount equal to the Base Rent, Operating

Expenses and other Rent which would have been owing by Tenant for the balance of the Term had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such recovery of possession or reletting.  Landlord will be entitled to collect and receive such damages from Tenant on the days on which such Rent would have been payable if this Lease had not been terminated.  Alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (1) all unpaid Base Rent, Operating Expenses and other Rent for any period prior to the termination date of this Lease (including interest from the due date to the date of the award at the rate described in Section 3.4), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the termination date; plus (2) the present value at the time of termination (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the termination date) of the amount, if any, by which (A) the aggregate of such Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after termination (with respect to Operating Expenses, such aggregate will be calculated by assuming that Operating Expenses for the calendar year in which termination occurs and for each subsequent calendar year remaining in the Term if this Lease had not been terminated will increase by 3% per year over the amount of Operating Expenses for the prior calendar year), exceeds (B) the amount of such Rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into consideration loss of rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant; plus (3) interest on the amount described in (2) above from the termination date to the date of the award at the rate described in Section 3.4.  Landlord hereby acknowledges, however, that Landlord shall attempt to mitigate its damages to the extent required by applicable Laws.

(c)                                  Repossession and Reletting.  Landlord may reenter and take possession of all or any part of the Premises, without additional demand or notice, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution for such action or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions.  No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant.  No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states.  Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in such notice.  After recovering possession of the Premises, Landlord may, from time to time, but will not be obligated to, relet all or any part of the Premises for Tenant’s account, for such term or terms and on such conditions and other terms as Landlord, in its discretion, determines.  Landlord hereby acknowledges, however, that Landlord shall mitigate its damages to the extent required by applicable Laws. Landlord may make such repairs, alterations or improvements as Landlord considers appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all costs and expenses, including attorneys’ fees, which Landlord may incur in connection with such reletting.  Landlord may collect and receive the rents for such reletting but Landlord will in no way be responsible or liable for any failure to relet the Premises or for any inability to collect any rent due upon such reletting.  Regardless of Landlord’s recovery of possession of the Premises, Tenant will continue to pay on the dates specified in this Lease, the Rent which would be payable if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises.  Alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (1) all unpaid Base Rent and Operating Expenses and other Rent for any period prior to the repossession date (including interest from the due date to the date of the award at the rate described in Section 3.4), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the repossession date; plus (2) the present value at the time of repossession (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the repossession date) of the amount, if any, by which (A) the aggregate of such Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after repossession (with respect to Operating Expenses, such aggregate will be calculated by assuming that Operating Expenses for the calendar year in which repossession occurs and for each subsequent calendar year remaining in the Term if Landlord had not repossessed the Premises will increase by 3% per year over the amount of Operating Expenses for the prior calendar year), exceeds (B) the amount of such Rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into consideration loss of rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant; plus (3) interest on the amount described in (2) above from the repossession date to the date of the award at the rate described in Section 3.4.  In no event will Landlord be required to pay Tenant any excess amounts if Landlord successfully relets the Premises.

(d)                                 Bankruptcy Relief.  Nothing contained in this Lease will limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.

24.                               LANDLORD’S DEFAULT AND TENANT’S REMEDIES.

24.1                        Default.  If Tenant believes that Landlord has breached or failed to comply with any provision of this Lease applicable to Landlord, Tenant will give written notice to Landlord describing the alleged breach or noncompliance.  Landlord will not be deemed in default under this Lease if Landlord cures the breach or noncompliance within 20 days after receipt of Tenant’s notice or, if the same cannot reasonably be cured within such 20-day period, if Landlord in good faith commences to cure such breach or noncompliance within such period and then diligently and continuously pursues the cure to completion.  Tenant will also send a copy of such notice to any Lender of whom Tenant has been notified in writing, and such Lender will also have the concurrent right to cure the breach or noncompliance within the period of time described above.

24.2                        Remedies.  If Landlord breaches or fails to comply with any provision of this Lease applicable to Landlord, and such breach or noncompliance is not cured within the period of time described in Section 24.1, then Tenant may exercise any right or remedy available to Tenant at law or in equity, except to the extent expressly waived or limited by the terms of this Lease.

25.                               SECURITY DEPOSIT.

25.1                        Deposit.  Upon execution of this Lease, Tenant will deposit the Security Deposit with Landlord.  The Security Deposit will be used solely as security for Tenant’s faithful and diligent performance of all of Tenant’s obligations under this Lease, including payment of Rent. The Security Deposit will remain in Landlord’s possession until credited against Tenant’s Base Rent obligation pursuant to Section 25.4, and Landlord will not be required to segregate it from Landlord’s general funds, unless required by Law.  Tenant will not be entitled to any interest on the Security Deposit, unless required by Law.

25.2                        Use and Restoration.  If Tenant fails to perform any of its obligations under this Lease, Landlord may, at its option, use, apply or retain all or any part of the Security Deposit for the payment of (a) any Rent in arrears; (b) any expenses Landlord may incur as a direct or indirect result of Tenant’s failure to perform; and (c) any other losses or damages Landlord may suffer as a direct or indirect result of Tenant’s failure to perform.  If Landlord so uses or applies all or any portion of the Security Deposit, Landlord will notify Tenant of such use or application and Tenant will, within 10 days after the date of Landlord’s notice, deposit with Landlord a sum sufficient to restore the Security Deposit to the amount held by Landlord immediately prior to such use or application.  Tenant’s failure to so restore the Security Deposit will constitute a Default.

25.3                        Transfers.  Tenant will not assign or encumber the Security Deposit without Landlord’s express written consent.  Neither Landlord nor its successors or assigns will be bound by any assignment or encumbrance of the Security Deposit unless Landlord has given its consent.  Landlord will have the right, at any time and from time to time, to transfer the Security Deposit to any purchaser or lessee of the Building.  Upon any such transfer, Tenant agrees to look solely to the new owner or lessee for the return of the Security Deposit.

25.4                        Security Deposit as Base Rent Payment.  Landlord and Tenant agree that the Security Deposit will be credited against Tenant’s Base Rent obligation for the entire first month and part of the second month of the third Lease Year.  Pursuant to this Section 25.4, after the second month of the third Lease Year, no Security Deposit shall exist, and Tenant shall have no claim or interest in such funds.

26.                               BROKERS.  Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers. Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease.  Landlord will pay all fees, commissions or other compensation payable to the Brokers pursuant to separate agreement. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party other than the Brokers.

27.                               LIMITATIONS ON LANDLORD’S LIABILITY.  Any liability for damages, breach, or nonperformance by Landlord or arising out of the subject matter of, or the relationship created by, this Lease will be collectible only out of Landlord’s interest in the Building and the Property and no personal liability is assumed by, or will at any time be asserted against, Landlord, its Affiliates, shareholders, partners, managers, owners or members, Landlord’s property manager or asset manager, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant.

28.                               NOTICES.  All notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) one business day after deposit with a private courier or overnight delivery service or overnight delivery, if such courier or service obtains a written acknowledgment of receipt; or (c) two business days after deposit in the United States mails, certified mail with return receipt requested and postage prepaid.  All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, Landlord’s Address, and in the case of notices to Tenant, Tenant’s Address, or, in either case, at such other address(es) as either party may notify the other of according to this Section 28.

29.                               FORCE MAJEURE.

29.1                        Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

30.                               MISCELLANEOUS.

30.1                        Parking.  During the Term, Landlord shall make available to Tenant, at no charge to Tenant during the entire Term, 64 unreserved parking spaces in the parking lot for the Building.

30.2                        Binding Effect.  Each of the provisions of this Lease will extend to bind or inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, provided this clause will not permit any transfer by Tenant contrary to the provisions of Article 17.

30.3                        Complete Agreement; Modification.  All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.

30.4                        Delivery for Examination.  Submission of the form of the Lease for examination will not bind Landlord in any manner, and no obligations will arise under this Lease until it is signed by both Landlord and Tenant and delivery is made to each.

30.5                        No Air Rights.  This Lease does not grant any easements or rights for light, air, or view.  Any diminution or blockage of light, air, or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.

30.6                        Enforcement Expenses.  Each party agrees to pay, upon demand, all of the other party’s costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents, and others retained, incurred in successfully enforcing the other party’s obligations under this Lease.

30.7                        No Waiver.  No waiver of any provision of this Lease will be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently.  No express waiver will affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

30.8                        Recording; Confidentiality.  Tenant will not record this Lease, or a short form memorandum, without Landlord’s written consent and any such recording without Landlord’s written consent will be a Default.  Tenant agrees to keep the Lease terms, provisions and conditions confidential and will not disclose them to any other person without Landlord’s prior written consent.  However, Tenant may disclose Lease terms, provisions and conditions to Tenant’s brokers, accountants, attorneys, managing employees and others in privity with Tenant, the Internal Revenue Service, or as required in Tenant’s SEC filings, as reasonably necessary for Tenant’s business purposes or necessary in connection with the enforcement of its rights hereunder, without such prior consent.

30.9                        Captions.  The captions of sections are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.

30.10                 Invoices.  All bills or invoices to be given by Landlord to Tenant will be sent to Tenant’s Address.  Tenant may change Tenant’s Address by notice to Landlord given according to Section 28.  If Tenant fails to give Landlord written notice of its objections within 90 days after receipt of any bill or invoice from Landlord, such bill or invoice will be deemed true and correct and Tenant may not later question the validity of such bill or invoice or the underlying information or computations used to determine the amount stated.

30.11                 Severability.  If any provision of this Lease is declared void or unenforceable by a final judicial or administrative order, this Lease will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

30.12                 Jury Trial.  LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT

AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, TENANT’S USE AND OCCUPANCY OF THE PREMISES OR THE COMMON AREA, OR THE RELATIONSHIP OF LANDLORD AND TENANT.  HOWEVER, SUCH WAIVER OF JURY TRIAL WILL NOT APPLY TO ANY CLAIMS FOR PERSONAL INJURY.

30.13                 Authority to Bind.  The individuals signing this Lease on behalf of Landlord and Tenant represent and warrant that they are empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease according to its terms.

30.14                 Only Landlord/Tenant Relationship.  Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.  Tenant has only a leasehold not subject to levy and sale and not assignable by Tenant except as set forth in this Lease.

30.15                 Governing Law.  This Lease will be governed by and construed according to the laws of the State of Colorado.

30.16                 Exhibits.  The following exhibits are attached to and made a part of this Lease by this reference:

Exhibit A - Depiction of Premises

Exhibit B - Occupancy Estoppel Certificate

Exhibit C - Rules and Regulations

Exhibit D - Work Letter

IN WITNESS WHEREOF, this Lease is executed as of the date set forth above.

LANDLORD:

DaPuzzo Investment Group LLC, a Colorado limited liability company

By:
Douglas C. DaPuzzo
Manager

TENANT:

Encision, Inc., a Colorado corporation

By:
Name: James A. Bowman
Title: President and CEO

STATE OF	)
) ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this                  day of                                , 2004, by James A. Bowman, as President and CEO of Encision, Inc. a Colorado corporation.

Witness my hand and official seal.

My commission expires:                                                                      .

Notary Public

STATE OF COLORADO	)
) ss:
COUNTY OF BOULDER	)

The foregoing instrument was acknowledged before me this         day of                            , 2004, by Douglas C. DaPuzzo, as Manager of DaPuzzo Investment Group, LLC, a Colorado limited liability company.

Witness my hand and official seal.

My commission expires:                                                                      .

Notary Public

Exhibit A

DEPICTION OF PREMISES

A-1

Exhibit B

OCCUPANCY ESTOPPEL CERTIFICATE

THIS OCCUPANCY ESTOPPEL CERTIFICATE (this “Certificate”) is made upon this            day of                                            , 2004, by ENCISION, INC., a Colorado corporation (the “Tenant”), with respect to and forming a part of that certain Lease Agreement (the “Lease”) dated                                                    , 2004, between DaPuzzo Investment Group, LLC, a Colorado limited liability company (the “Landlord”) and Tenant for the space known as Suites A and B (the “Premises”) within the building located at 6797 Winchester Circle, Boulder, Colorado (the “Building”).

In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary, or ground lessor of all or a portion of the Building, Tenant certifies as follows:

1.                                       Except for those terms expressly defined in this Certificate, all initially capitalized terms will have the meanings stated for such terms in the Lease.

2.                                       The Commencement Date occurred on                                                  and the Expiration Date will occur on                                  .

3.                                       Tenant’s obligation to make monthly payments of Base Rent under the Lease began (or will begin) on                                               and is paid current through the date of this Certificate.

4.                                       Tenant’s obligation to make monthly estimated payments of Additional Rent under the Lease began (or will begin) on                                       and is paid current through the date of this Certificate.

5.                                       Tenant has accepted the Premises, and all leasehold improvements and other work required to be performed by Landlord under the Lease (excluding latent defects and punch list items) have been satisfactorily completed.

6.                                       Tenant has no existing offset, credit, or defense to the payment of any Rent.

IN WITNESS WHEREOF, Tenant has executed this Certificate as of the day and year first written above.

TENANT:

ENCISION, INC., a Colorado corporation

By:
Name:
Title:

B-1

Exhibit C

RULES AND REGULATIONS

Tenant covenants and agrees to comply with the following rules and regulations as they may be modified or amended during the Term.  Landlord will not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenant or occupant of the Building.

1.                                       No awning or other projections shall be attached to the outside walls of the Building without, in each instance, the prior written consent of Landlord, which consent shall not be unreasonably withheld.

2.                                       No aerial, dish, antenna or telecommunications tower shall be erected by Tenant on the roof or exterior walls of the Building, or on the grounds of the Building without, in each instance, the prior written consent of Landlord, which shall not be unreasonably withheld.  Any such item so installed without such written consent shall be subject to removal without notice at any time.

3.                                       No loud speakers, television sets, phonographs, radios, musical instruments or other devices shall be used by Tenant in a manner so as to be heard or seen off the Building without the prior written consent of Landlord.

4.                                       Tenant shall not make or permit any noise, odor or gases which Landlord deems objectionable to emanate from the Premises. Tenant shall not suffer, allow, or permit any vibration, light, or other effect to emanate from the Premises, or from any machine or other installation therein, or otherwise suffer, allow, or permit the same to constitute a nuisance or otherwise interfere with the safety, comfort, or convenience of Landlord or any of the other occupants of the Gunbarrel Technical Center.  Upon notice by Landlord to Tenant that any of the aforesaid is occurring, Tenant agrees to forthwith remove or control the same.

5.                                       During the last six months of this Lease, or any renewal or extension thereof, or at any time that Tenant may be in Default hereunder, Landlord shall have the right, upon reasonable advance notice, to enter the Premises at all reasonable times during usual business hours for the purpose of showing the same to prospective tenants.  Landlord may also place signs on the exterior of the Building which are visible from the exterior off the Building, for the purpose of advertising the availability of the Premises for lease.

6.                                       Tenant shall not permit its employees, licensees or invitees, to smoke any tobacco products in the vicinity of any entrance to the Building.  Landlord may establish an outdoor smoking area in the rear of the Building and Tenant shall take all actions necessary to ensure that its employees, licensees and invitees limit smoking to such designated area.

C-1